Exhibit 99.2

Discovery Labs Provides Guidance on FDA Approvable Letter for
Surfaxin® for RDS

Warrington, PA — May 5, 2008 —Discovery Laboratories, Inc. (Nasdaq: DSCO) on May 1, 2008 received an Approvable Letter from the U.S. Food and Drug Administration (FDA) for Surfaxin® (lucinactant) for the prevention of Respiratory Distress Syndrome (RDS) in premature infants. Discovery Labs’ Manufacturing, Quality and Regulatory management have performed an assessment of the remaining conditions set forth in the Approvable Letter that must be satisfied to gain U.S. marketing approval for Surfaxin.

Discovery Labs believes that the steps required to file a response to the Approvable Letter may be completed in the upcoming 6 to 8 weeks and the response may potentially be designated by the FDA as a Class 1 resubmission with a review target of 60 days, rather than the longer 6 month review target. The overall timeline may be shortened or extended following discussions with the FDA to clarify certain requests in the Approvable Letter. Importantly, the Approvable Letter contains no requirement for additional clinical trials to gain Surfaxin approval.

Status of Surfaxin NDA Approval Progress Prior to May 1st Approvable Letter

Key achievements towards gaining FDA approval of Surfaxin include the following:

•	On April 30th, Discovery Labs and the FDA agreed to the content of the Surfaxin package insert. Discovery Labs is pleased with the competitive profile of the proposed package insert.

•	Discovery Labs has successfully addressed quality and manufacturing issues at its manufacturing operation in Totowa, New Jersey:

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In March 2008, the FDA completed a pre-approval inspection (PAI) of Discovery Labs’ manufacturing operations and recently issued an Establishment Inspection Report (EIR) indicating an approval recommendation. Discovery Labs’ manufacturing operations are prepared for Surfaxin commercial production.

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In support of the Surfaxin NDA, Discovery Labs manufactured three Surfaxin process validation batches. As of March 2008, these batches successfully attained 12 months stability and continue to demonstrate conformance to established stability specifications.

•	The quality control and quality assurance facilities and operations of Discovery Labs were inspected by the FDA with acceptable results.

May 1st Approvable Letter

Discovery Labs has completed an assessment of the remaining comments set forth in the Approvable Letter that must be addressed to gain U.S. marketing approval for Surfaxin. Discovery Labs firmly believes that this recent Approvable Letter reflects notable progress towards gaining FDA approval for Surfaxin. This Approvable Letter does not include any comments related to Surfaxin analytical chemistry methodology, drug product impurity qualification , or comparability of the current Surfaxin manufacturing process to that used to manufacture drug product employed in the pivotal study.

Discovery Labs’ assessment of the Approvable Letter is as follows:

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The release and stability biological activity test for Surfaxin requires further clarification with the FDA. The Approvable Letter included a request to further tighten an acceptance criterion for this biological activity test. Based on data currently available, Discovery Labs believes that it and the FDA can agree upon a final acceptance criterion for the test.

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The Approvable Letter included a request to further tighten acceptance criteria for lipid drug substance impurities. Based on data currently available, Discovery Labs believes that it and the FDA can agree upon final acceptance criteria.

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The Approvable Letter requests further tightening of 2 of the 21 physical and chemical drug product acceptance criteria that were proposed by Discovery Labs in its October 2007 Complete Response. Based on the Surfaxin data set currently available, Discovery Labs can comply with this request.

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The FDA also requested that Discovery Labs submit summary information from certain equipment-related qualification reports for inclusion to the Surfaxin NDA. This information was previously reviewed and found acceptable during the FDA’s recent pre-approval inspection of Discovery Labs’ manufacturing operations.

On Friday, May 2nd, Discovery Labs contacted the FDA regarding scheduling a meeting to clarify the limited items noted above.

DISCLOSURE NOTICE: The information in this press release includes certain “forward-looking” statements relating to, among other things, the remaining steps necessary for FDA approval of Surfaxin for the prevention of RDS in premature infants, including information related to Discovery Labs’ plans to respond to the May 1, 2008 Approvable Letter. Although Discovery Labs believes that it has made significant progress towards gaining approval of Surfaxin, gaining approval of Surfaxin involves ongoing activities, the final results of which could vary materially from Discovery Labs’ expectations and results obtained to date. Discovery Labs currently believes that it will succeed in gaining approval of its NDA for Surfaxin for the prevention of RDS in premature infants within the timeline outlined above; however, these activities are subject to a variety of risks, including but not limited to risks that (i) Discovery Labs may not succeed in scheduling a meeting with the FDA, if at all, within the anticipated timeline outlined in this press release, (ii) Discovery Labs may not succeed in adequately responding to the matters raised in the Approvable Letter, (iii) Discovery Labs’ justification of its proposed specifications may not be acceptable to the FDA, and (iv) Discovery Labs, in the process of preparing its response to the Approvable Letter, may identify unforeseen problems that have not yet been discovered. Any failure to provide information required by the FDA or to address the comments raised in the Approvable Letter in our response to the Approvable Letter could result in significant delays or additional requirements and could potentially prevent the approval of Surfaxin or other Discovery Labs’ products.

About Discovery Labs

Discovery Laboratories, Inc. is a biotechnology company developing Surfactant Replacement Therapies (SRT) for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery Labs’ technology produces a peptide-containing synthetic surfactant that is designed to closely mimic the essential properties of natural human lung surfactant. Discovery Labs believes that, with its proprietary technology, SRT has the potential, for the first time, to advance respiratory medicine and address a variety of respiratory diseases affecting neonatal, pediatric and adult patients.

Discovery Labs’ lead product candidate, Surfaxin®, is the subject of an Approvable Letter from the FDA for the prevention of Respiratory Distress Syndrome in premature infants. Surfaxin is also being developed for other neonatal and pediatric indications. Aerosurf™, Discovery Labs’ aerosolized SRT, is being developed to potentially obviate the need for intubation and conventional mechanical ventilation and holds the promise to significantly expand the use of surfactants in respiratory medicine. For more information, please visit our website at www.Discoverylabs.com.

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made, including, without limitation, the risks that: Discovery Labs may be unable to timely respond, if at all, to the recent approvable letter; Discovery Labs may not succeed in the FDA or other regulatory agency review process, including that such regulatory authority may not approve the marketing and sale of a drug product or may withhold, delay and/or limit marketing of a drug product by indication or impose other label limitations; Discovery Labs may not be able to raise additional capital or enter into additional collaboration agreements (including strategic alliances for development or commercialization of SRT); changes in the national or international political and regulatory environment may make it more difficult to gain FDA or other regulatory approval of drug products; Discovery Labs may be unable to profitably develop and market its products; Discovery Labs’ significant, time-consuming and costly research and development activities, including pre-clinical studies, clinical trials and other efforts to gain regulatory approval for any products may not progress or may be subject to potentially significant delays or regulatory holds, or fail; Discovery Labs may be unable to successfully manufacture or provide adequate supplies of drug substances on a timely basis; Discovery Labs may be unable to transfer its manufacturing technology to third-party contract manufacturers or its contract manufacturers or any of its materials suppliers may encounter problems manufacturing drug products or drug substances on a timely basis or manufacture in amounts sufficient to meet demand; Discovery Labs and its collaborators may be unable to develop, manufacture and successfully commercialize products that combine Discovery Labs’ drug products with innovative aerosolization technologies; Discovery Labs may be unable to maintain and protect the patents and licenses related to its SRT; other companies may develop competing therapies and/or technologies or health care reform may adversely affect Discovery Labs; and Discovery Labs may become involved in securities, product liability and other litigation. The foregoing risks and others are further described in Discovery Labs filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Company Contact:
Lisa Caperelli, Investor Relations
215-488-9413